EXHIBIT 99.1

FOR IMMEDIATE RELEASE

IntraLase Settles Litigation with Escalon Medical Corp.

Obtains Ownership of Licensed Intellectual Property

IRVINE, CALIF.—(P.R. Newswire) February 28, 2007—IntraLase Corp. (NASDAQ: ILSE), manufacturer of the ultra-fast laser that is revolutionizing refractive and corneal surgery, today announced that it has entered into an agreement with Escalon Medical Corp. (NASDAQ: ESMC) to settle all outstanding disputes and litigation between the parties.

Under the settlement agreement, IntraLase will make a lump sum payment to Escalon of $9.6 million, in exchange for which all pending litigation between the parties will be dismissed, the parties will exchange general releases, full ownership of all patents and intellectual property formerly licensed from Escalon will be obtained by IntraLase, and all IntraLase obligations under the parties’ license agreement will terminate. In addition, the payment will satisfy any outstanding royalties owed or alleged to be owed by IntraLase to Escalon, including disputed royalties, fourth quarter 2006 royalties and all future royalties.

A portion of the settlement will be expensed in the fourth quarter of 2006, in accordance with FASB No. 5, Accounting for Contingencies and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss, which guides that the expensed portion of a settlement entered into after year end, but before issuance of the annual financial statements, is accrued in the prior year.

“With this settlement our disputes with Escalon are completely resolved,” said Robert J. Palmisano, President and Chief Executive Officer of IntraLase Corp. “We are pleased to put this matter behind us and believe that sole ownership of the Escalon patents will further strengthen our already robust intellectual property portfolio.”

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasty, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 33 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

On January 8, 2007 Advanced Medical Optics and IntraLase announced that they entered into a definitive agreement for AMO to acquire IntraLase for approximately $808 million, or $25.00 per share, in cash.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2006, as filed with the Securities and Exchange Commission on October 31, 2006.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

Krista Mallory

Director, Investor Relations and Corporate Communications

kmallory@intralase.com

(949) 859-5230 x260